Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2022 Second-Quarter Financial Results

Year-over-year total contract value increased by 10% to $349.4 million

Cambridge, Mass., July 28, 2022 — Forrester Research, Inc. (Nasdaq: FORR) today announced strong results for the second quarter ended June 30, 2022, headlined by contract value growth of 10% with revenue growth of 15%. On a GAAP basis, earnings per share (EPS) was $0.72, and on an adjusted basis, EPS was $1.00. The Company also reaffirmed its full-year guidance for adjusted operating margin and adjusted EPS.

“This was another strong quarter for us,” said George F. Colony, Forrester’s chairman and chief executive officer. “We continued to experience double-digit contract value growth and delivered revenue growth of 15% for the period. Additionally, we had strong adjusted EPS performance. We also continued to generate positive cash flow, which allowed us to make investments in our sales, marketing, people, and technology. Given these strong results and our confidence in our ability to manage costs, we are reiterating our guidance for margins and adjusted EPS for the full year.

“Given the uncertain macroeconomic conditions we are reducing our top-line guidance. Our Forrester Decisions product portfolio is continuing to perform well, and I remain confident that Forrester can deliver shareholder value in the quarters and years ahead. I am thankful to all our employees for their continued hard work.”

Second-Quarter Consolidated Results

Total revenues for the second quarter of 2022 were $148.2 million, compared with $128.7 million for the comparable quarter in 2021.

On a GAAP basis, net income was $13.9 million, or $0.72 per diluted share, for the second quarter of 2022, compared with $8.3 million, or $0.43 per diluted share, for the same period in 2021.

On an adjusted basis, net income was $19.2 million, or $1.00 per diluted share, for the second quarter of 2022, reflecting an adjusted effective tax rate of 30%. Adjusted net income excludes stock-based compensation of $3.8 million and amortization of acquisition-related intangible assets of $3.4 million. This compares with an adjusted net income of $12.7 million, or $0.66 per diluted share, for the same period in 2021, which reflects an adjusted tax rate of 31%. Adjusted net income for the second quarter of 2021 excludes stock-based compensation of $2.4 million, amortization of acquisition-related intangible assets of $4.0 million, and integration costs of $0.2 million.

Forrester is providing third-quarter and full-year 2022 financial guidance as follows:

Third Quarter 2022 (GAAP):

•	Total revenues of approximately $125 million to $129 million

•	Operating margin of approximately 2.5% to 3.5%

•	Interest expense of approximately $0.6 million

•	An effective tax rate of 31%

•	Earnings per share of approximately $0.10 to $0.16

Third Quarter 2022 (Adjusted):

Adjusted financial guidance for the third quarter of 2022 excludes stock-based compensation expense of $3.4 million to $3.6 million, amortization of acquisition-related intangible assets of approximately $3.4 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 8.0% to 10.0%

•	Adjusted effective tax rate of approximately 30%

•	Adjusted diluted earnings per share of approximately $0.35 to $0.41

Full Year 2022 (GAAP):

•	Total revenues of approximately $535 million to $545 million

•	Operating margin of approximately 6.5% to 7.5%

•	Interest expense of approximately $2.5 million

•	An effective tax rate of 31%

•	Earnings per share of approximately $1.25 to $1.35

Full Year 2022 (Adjusted):

Adjusted financial guidance for full-year 2022 excludes stock-based compensation expense of $14.0 million to $14.5 million, amortization of acquisition-related intangible assets of approximately $13.2 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 11.5% to 12.5%

•	Adjusted effective tax rate of approximately 30%

•	Adjusted diluted earnings per share of approximately $2.25 to $2.35

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, marketing, customer experience, product, and sales functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; over 70 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the third quarter of and full-year 2022 and statements about the performance of Forrester Decisions, Forrester’s ability to manage costs, and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the risks and challenges inherent in international business activities; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to respond to business and economic conditions and market trends; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and the amount and timing of the repurchase of Forrester stock. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Tyson Seely

Vice President, Investor Relations

Forrester Research, Inc.

+1 617-613-6805

tseely@forrester.com

Shweta Agarwal

Senior Director, Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2022, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
Research	$89,447	$81,002	$175,227	$155,970
Consulting	39,262	40,960	77,693	79,510
Events	19,537	6,708	20,297	6,971

Total revenues	148,246	128,670	273,217	242,451

Operating expenses:
Cost of services and fulfillment	60,991	52,258	114,242	99,735
Selling and marketing	44,974	42,556	89,018	81,835
General and administrative	15,925	14,334	31,449	27,512
Depreciation	2,299	2,255	4,618	4,545
Amortization of intangible assets	3,354	3,968	6,716	7,871
Integration costs	—	216	—	334

Total operating expenses	127,543	115,587	246,043	221,832

Income from operations	20,703	13,083	27,174	20,619
Interest expense	(535)	(1,066)	(1,148)	(2,195)
Other income (expense), net	103	(201)	(154)	(671)
Gains on investments	—	—	426	—

Income before income taxes	20,271	11,816	26,298	17,753
Income tax expense	6,397	3,473	8,276	5,454

Net income	$13,874	$8,343	$18,022	$12,299

Basic income per common share	$0.74	$0.44	$0.95	$0.64

Diluted income per common share	$0.72	$0.43	$0.94	$0.64

Basic weighted average shares outstanding	18,871	19,126	18,929	19,094

Diluted weighted average shares outstanding	19,173	19,377	19,218	19,332

Adjusted data (1):
Income from operations - GAAP	$20,703	$13,083	$27,174	$20,619
Amortization of intangible assets	3,354	3,968	6,716	7,871
Integration costs	—	216	—	334
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	2,203	1,401	4,129	2,835
Selling and marketing	752	399	1,385	848
General and administrative	882	597	1,617	1,206

Adjusted income from operations	$27,894	$19,664	$41,021	$33,713

	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income - GAAP	$13,874	$0.72	$8,343	$0.43	$18,022	$0.94	$12,299	$0.64
Amortization of intangible assets	3,354	0.17	3,968	0.21	6,716	0.35	7,871	0.41
Integration costs	—	—	216	0.01	—	—	334	0.02
Stock-based compensation	3,837	0.20	2,397	0.12	7,131	0.37	4,889	0.25
Gains on investments	—	—	—	—	(426)	(0.02)	—	—
Tax effects of items above (2)	(1,935)	(0.10)	(1,768)	(0.09)	(3,507)	(0.18)	(3,415)	(0.18)
Adjustment to tax expense for adjusted tax rate (3)	93	0.01	(462)	(0.02)	(133)	(0.01)	(694)	(0.04)

Adjusted net income	$19,223	1.00	$12,694	$0.66	$27,803	1.45	$21,284	$1.10

Diluted weighted average shares outstanding	19,173		19,377		19,218		19,332

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, integration costs, and net gains from investments, as well as their related tax effects. We also utilized an assumed tax rate of 30% in 2022 and 31% in 2021, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 30% in 2022 and 31% in 2021.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30, 2022	December 31, 2021
Balance sheet data:
Cash, cash equivalents and marketable investments	$122,613	$134,278
Accounts receivable, net	$59,014	$86,965
Deferred revenue	$210,592	$213,696
Debt outstanding	$50,000	$75,000

	June 30,
	2022	2021
Cash flow data:
Net cash provided by operating activities	$34,755	$70,093
Purchases of property and equipment	$(2,698)	$(5,243)
Repayments of debt	$(25,000)	$(6,250)
Repurchases of common stock	$(15,112)	$(2,673)

	As of June 30,
	2022	2021
Metrics:
Contract value	$349,400	$317,700 (a)
Client retention	76%	77%
Wallet retention	99%	96%
Number of clients	2,928	2,940

	As of June 30,
	2022	2021
Headcount:
Total headcount	1,945	1,719
Sales force	684	638

(a)	June 30, 2021 contract value has been recast based on 2022 foreign currency rates.